UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2023

L A M Y

(Exact name of registrant as specified in its charter)

Wyoming	333-266341	37-2039216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Allen Street Unit 10104

New York, New York 10002

(Address of principal executive offices, including zip code)

657-315-8312

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On March 15, 2023, the board of directors (the “Board”) of LAMY (the “Company”) appointed Mr. Stephen Edward Townsend, to the Board as Chief Operating Officer. Mr. Townsend will serve as the COO until the Company’s March 2024 annual meeting of stockholders and until his successor is duly elected and qualified, effective immediately.

Mr. Stephen Townsend (49) is a finance specialist with over 20 years of experience. Starting as a trainee financial adviser within a large insurance company, he worked his way up through the ranks and qualifications to become a fully qualified Independent Financial Adviser until turning the focus on property finance. Over the years, Mr. Townsend has built up a wealth of knowledge and extensive contacts within the finance and credit market. As a result, he has the needed expertise in finance and real estate markets. He is an expert in complex credit of transnational and variable income streams, including unusual and novel property transactions. He also holds the necessary specialist qualifications in the equity markets.

Compensation

In accordance with Mr. Townsend’s employment agreement, on the date of this filing, Mr. Townsend’s compensation is rendered in the form of 250,000 of the LAMY’s shares, for the period of 12 months of services as to the Company. Mr. Townsend’s employment and compensation will be up for reviewed in 12 months from the date of his employment agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L A M Y

Date: March 15, 2023	By:	/s/ Dwight Witmer
Dwight Witmer
Chief Executive Officer

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